$500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Underlying Return The Worst Performer The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Russell 2000 ® Index (ticker : “RTY”) and S&P 500 ® Index (ticker : “SPX”) Pricing date: August 30, 2019 Valuation date: August 30, 2022 Maturity date: September 2, 2022 Digital return amount: 12% to 14%* of the stated principal amount Final buffer value: For each underlying, 75% of its initial underlying value Buffer percentage: 25% CUSIP / ISIN: 17327TZE9 / US17327TZE99 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying: (Final underlying value - initial underlying value) / initial underlying value Worst performer: On the valuation date, t he underlying with the lowest underlying return Payment at maturity : • If the final underlying value of the worst performer is greater than or equal to its final buffer value: • $1,000 + the digital return amount • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 × (the underlying return of the worst performer + the buffer percentage)] If the final underlying value of the worst performer is less than its final buffer value, you will receive less, and possibly significantly less, than the stated principal amount of your securities at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated July 30, 2019 * The actual digital return amount will be determined on the pricing date. ** The hypotheticals assume that the digital return amount will be set at the lowest value indicated in this offering summary. Additionally, t he hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Buffered Digital Securities Linked to the Worst Of RTY and SPX Hypothetical Payment at Maturity ** Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 100.00% 12.00% $1,120.00 75.00% 12.00% $1,120.00 50.00% 12.00% $1,120.00 12.00% 12.00% $1,120.00 B 5.00% 12.00% $1,120.00 0.00% 12.00% $1,120.00 - 5.00% 12.00% $1,120.00 - 25.00% 12.00% $1,120.00 A - 25.01% - 0.01% $999.90 - 30.00% - 5.00% $950.00 - 50.00% - 25.00% $750.00 - 100.00% - 75.00% $250.00 B C A

Selected Risk Considerations • You may lose a significant portion of your investment. If the worst performer depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential total return on the securities at maturity is limited to the digital return, even if the worst performer appreciates by significantly more than the digital return. • The securities do not pay interest. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.